Exhibit 99.1

RegeneRx Biopharmaceuticals Inc. 15245 Shady Grove Road, Suite 470 Rockville, Maryland 20850	PHONE 301.208.9191 FAX 301.208.9194 WEB www.regenerx.com

News Release

RegeneRx and Digital Aria Sign Product License and
Stock Purchase Agreements

ROCKVILLE, Md. (March 7, 2014) – RegeneRx Biopharmaceuticals, Inc. (OTC: RGRX) (“the Company” or “RegeneRx”) today announced that it has entered into two product license agreements with Digital Aria Co., Ltd., headquartered in Gyeonggi-do, Korea, for Digital Aria to develop RegeneRx's RGN-259 preservative-free eye drop product candidate in Asia (excluding China, Hong Kong, Taiwan, and Macau), and its RGN-137 topical dermal gel product candidate in the U.S. Digital Aria will also make an equity investment into RegeneRx of $2.35 million enabling RegeneRx to move forward with its ophthalmic clinical program, and retains a 10-month option to purchase additional common stock for $825,000.

Digital Aria previously paid $150,000 to RegeneRx pursuant to a term sheet signed in February. License terms include commercial milestone payments of up to $7 million and a double digit royalty on commercial sales, if any. Digital Aria will be required to initiate Phase 2 clinical trials in the U.S. and Australia within three years. RegeneRx will receive a royalty-free license outside of the licensed territories to any improvements made by Digital Aria to RegeneRx’s product candidates.

The license will be exclusive in the U.S. with respect to RGN-137. With respect to RGN-259, it will be exclusive in Korea, Japan, Australia, New Zealand, Brunei, Cambodia, East Timor, Indonesia, Laos, Malaysia, Mongolia, Myanmar (Burma), Philippines, Singapore, Thailand, Vietnam, and Kazakhstan, and semi-exclusive in India, Pakistan, Bangladesh, Bhutan, Maldives, Nepal, Sri Lanka, Kyrgyzstan, Tajikistan, Turkmenistan, and Uzbekistan.

Digital Aria will pay for all costs associated with the development of any potential product within the licensed territories. RegeneRx retains the manufacturing and supply rights for Tβ4 (the active pharmaceutical ingredient in the licensed product candidates) in the licensed territories.

Digital Aria has committed to purchase $2.35 million of RegeneRx common stock for a price of $0.12 per share. Of the $2.35 million, $1.35 million will be purchased by March 28, 2014 and $1.0 million will be purchased by August 31, 2014. Digital Aria also has the right to purchase an additional 5.5 million shares of common stock at $0.15 per share ($825,000) until January 31, 2015.

“We look forward to working closely with our colleagues at Digital Aria to develop our Tβ4-based product candidates in the licensed territories and will support their efforts in every way possible. We are also pleased that we will be securing enough capital to continue development of RGN-259 in dry eye and neurotrophic keratopathy (NK). With the recent orphan designation for Tβ4 in the U.S., we are evaluating the best and most rapid path for development of RGN-259 for NK. Moreover, with product development efforts in China and the U.S., and as a result of this collaboration with Digital Aria in Korea and other countries, we feel that development efforts among three independent companies (which includes Lee’s Pharmaceuticals in China) will give all of us a better opportunity for success,” stated J.J. Finkelstein, RegeneRx’s president and chief executive officer.

"We are very proud and pleased to enter into this global long-term co-development collaboration with RegeneRx for RGN-259 and RGN-137. I strongly believe that a partnership with the recognized leader of Tβ4-based product candidates will significantly enhance Digital Aria’s ability to transform into an outstanding biopharmaceutical firm from a current well-established IT company in Korea in a timely manner. We will seek to commercialize innovative RGN-259 dry eye drops in 28 countries of Asian and Pacific regions including Japan, South Korea and Australia. Furthermore, Digital Aria currently has in place sufficient financial resources to continue to develop RGN-137 in the U.S. for dermal wound healing, especially the orphan indication Epidermolysis Bullosa,” stated Ill Park, chief executive officer of Digital Aria.

About RegeneRx Biopharmaceuticals, Inc. (www.regenerx.com)

RegeneRx is focused on the development of a novel therapeutic peptide, Thymosin beta 4, for tissue and organ protection, repair and regeneration. RegeneRx currently has three drug candidates in clinical development for ophthalmic, cardiac and dermal indications, strategic licensing agreements in China, the EU, and in other Pan Asia countries, including Korea, Japan and Australia, and has an extensive worldwide patent portfolio covering its products. The Company also has developed several peptides that it believes may be useful improving aging skin in the cosmeceutical field.

About Digital Aria Co., Ltd. (www.digitalaria.com)

Digital Aria is one of the major players in the IT software industry in Korea with strong IP positions addressing specific software tools and apps such as optimized multimedia software for smart phones. Based on a foundation of distinguished success achieved in the IT software market, Digital Aria made a key strategic decision last November to participate in the innovative biopharmaceutical business through carefully selected strategic alliances with distinguished leading bio-venture companies in the US and EU. The collaboration with RegeneRx is the first strategic investment in its progressive challenge to create a multi-national biopharmaceutical company.

2

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the timing of the planned stock purchases by Digital Aria, the development and potential future commercialization of RGN-137 and RGN-259, the possible future milestone payments the and equity purchase, the future development and commercialization of the Company’s product candidates and the future payment of milestone payments or royalties to the Company. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. There can be no assurance that any issued patents held by the Company or patent applications filed by the Company will result in future value. There can also be no assurance that any license agreement or product development program undertaken by RegeneRx or its licensees will be commercially successful. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2012, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

# # #

For RegeneRx:

Lori Smith

301.208.9191

las@regenerx.com

3